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                                                                     Exhibit 2.2

















                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                   THE SHAREHOLDERS OF STREAMING MEDIA, INC.,

                              STREAMING MEDIA, INC.

                                       AND

                               PENTON MEDIA, INC.


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                            STOCK PURCHASE AGREEMENT
                            ------------------------


     This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 27, 2000 by and among Penton Media, Inc., a Delaware corporation (the "Buyer"), Streaming Media, Inc., a California corporation (the "Company"), First Conferences, Ltd., a United Kingdom corporation ("FCL"), and Richard Bowsher ("Bowsher") (each of FCL and Bowsher are referred to herein as a "Shareholder" and collectively as the "Shareholders").

                                 R E C I T A L S

     The Shareholders own of record and beneficially all of the issued and outstanding capital stock of the Company. The Shareholders desire to sell all such issued and outstanding capital stock of the Company to the Buyer, and the Buyer desires to acquire all of the outstanding capital stock of the Company from the Shareholders pursuant to the terms of this Agreement (the "Purchase").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

                                A G R E E M E N T

                                   ARTICLE 1

                                   DEFINITIONS

     As used in this Agreement, unless otherwise defined elsewhere herein or unless the context otherwise requires, the following terms shall have the following meanings:

     "Adjusted Net Working Capital Balance" has the meaning specified in Section 2.7.2(a).

     "Agreement" shall mean this Stock Purchase Agreement, all Schedules and Exhibits hereto and all amendments, modifications, and supplements hereto.

     "Balance Sheet" has the meaning specified in Section 3.4 hereof.

     "Balance Sheet Date" has the meaning specified in Section 3.4 hereof.

     "Basket" has the meaning specified in Section 7.2.2 hereof.

     "Bonus Payment Date" has the meaning specified in Section 2.6 hereof.

     "Bowsher" shall mean Richard Bowsher.



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     "Business" shall mean the Company's business of providing Events, websites and/or magazines concerned only with the industry involved in facilitating and developing the streaming of video and audio over the internet.

     "Buyer" shall mean Penton Media, Inc., a Delaware corporation.

     "Buyer Indemnitee" has the meaning specified in Section 7.2.1 hereof.

     "Cap" has the meaning set forth in Section 7.2.2 hereof.

     "Closing Date" has the meaning specified in Section 2.2 hereof.

     "Closing" has the meaning specified in Section 2.2 hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect on the date hereof.

     "Company" shall mean Streaming Media, Inc., a California corporation.

     "Company Intellectual Property" has the meaning specified in Section 3.9.1(c) hereof.

     "Company Registered Intellectual Property Rights" has the meaning specified in Section 3.9.2 hereof.

     "Confidentiality Agreement" has the meaning specified in Section 5.3 hereof.

     "Contingent Payment" has the meaning specified in Section 2.3 hereof.

     "Contingent Payment Period" has the meaning specified in Section 2.3 hereof.

     "Cure Period" has the meaning specified in Section 9.1.2 hereof.

     "EBITDA" has the meaning specified in Section 2.5.3 hereof.

     "EBITDA Cap" has the meaning specified in Section 2.5.2 hereof.

     "EBITDA Contingent Payment" has the meaning specified in Section 2.5.2 hereof.

     "ERISA" has the meaning set forth in Section 3.12 hereof.

     "Employee Plans" has the meaning specified in Section 3.12.1 hereof.

     "Employee Reward Plan" has the meaning specified in Section 5.8.3 hereof.

     "Encumbrance" shall mean any mortgage, claim, lien, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.



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     "Escrow Agent" has the meaning specified in Section 2.4 hereof.

     "Escrow Agreement" has the meaning specified in Section 2.4 hereof.

     "Escrow Amount" has the meaning specified in Section 2.4 hereof.

     "Escrow Fund" has the meaning specified in Section 7.3 hereof.

     "Events" has the meaning specified in Section 5.10 hereof.

     "Financial Statements" has the meaning specified in Section 3.4 hereof.

     "GAAP" means United States generally accepted accounting principles consistently applied, as in effect from time to time.

     "HSR Act" has the meaning specified in Section 5.6 hereof.

     "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of products, goods or services (other than trade payables or accruals incurred in the ordinary course of business); or (iv) in the nature of guarantees of any of the obligations described in clauses (i) through (iii) above of any other Person.

     "Indemnified Party" has the meaning specified in Section 7.5 hereof.

     "Indemnifying Party" has the meaning specified in Section 7.5 hereof.

     "IRS" shall mean Internal Revenue Service.

     "Intellectual Property Rights" has the meaning specified in Section 3.9.1(b) hereof.

     "Interest" has the meaning specified in Section 5.10 hereof.

     "Knowledge" shall mean the actual knowledge of each of Company and the Shareholders, their executive officers or the members of their boards of directors, as the case may be. Where any representation or warranty made by the Company contained in this Agreement is expressly qualified by reference to its knowledge, such knowledge shall be deemed to exist if the matter is within the actual knowledge of any of the Shareholders, the directors and/or the executive officers of the Company, after having made due inquiry of the directors, executive officers and supervisory employees of the Company and its subsidiaries, if any, who would be expected to have knowledge of the matter.

     "Losses" shall mean any and all actual losses, damages, deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable legal fees); provided, however, that the amount of any such Losses for the purposes of indemnification hereunder shall be determined net of (i) all reserves reflected on the Balance Sheet and (ii) the sum of any amounts received by the


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Indemnified Party with respect to such Loss under insurance policies, the premiums for which were paid, or deemed to have been, by the Company prior to the Closing Date.

     "Maskworks" has the meaning specified in Section 3.9.1(b) hereof.

     "Material Adverse Effect" shall mean any change or effect that would or would reasonably be expected to materially and adversely affect the financial condition, results of operations, prospects, assets or business of the Shareholders or the Company and their subsidiaries taken as a whole, as the case may be, excluding in all cases: (i) events or conditions generally affecting the industry in which such Person and its subsidiaries operate or arising from changes in general business or economic conditions; and (ii) any effect resulting from any change in law or generally accepted accounting principles, which generally affects entities such as such Person.

     "Net Working Capital Amount" has the meaning specified in Section 2.7.1(a) hereof.

     "Net Working Capital Amount Balance" has the meaning specified in Section 2.7.1(b) hereof.

     "Net Working Capital Statement" has the meaning specified in Section 2.7.1(a) hereof.

     "Objection" has the meaning specified in Section 2.5.5 hereof.

     "Overage" has the meaning specified in Section 2.7.2(d).

     "Overlap Period" has the meaning specified in Section 8.1.2 hereof.

     "Overlap Period Returns" has the meaning specified in Section 8.1.2 hereof.

     "PTO" has the meaning specified in Section 3.9.2 hereof.

     "Permitted Liens" has the meaning specified in Section 3.7.3 hereof.

     "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company or other legal and/or corporate entity.

     "Post-Closing Period" has the meaning specified in Section 8.4.2 hereof.

     "Pre-Closing Period" has the meaning specified in Section 8.1.1 hereof.

     "Pre-Closing Returns" has the meaning specified in Section 8.1.1 hereof.

     "Purchase" has the meaning specified in the Recitals hereof.

     "Purchase Price" has the meaning specified in Section 2.3 hereof.


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     "Registered Intellectual Property" has the meaning specified in Section
3.9.1(d) hereof.

     "Released Persons" has the meaning specified in Section 5.9 hereof.

     "Restricted Business" has the meaning specified in Section 5.10 hereof.

     "Reward Payment Amount" has the meaning specified in Section 2.6 hereof.

     "Returns" shall mean any report, return, election, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to, and required to be filed in connection with, any Taxes (including estimated Taxes).

     "Revenue Contingent Payment" has the meaning specified in Section 2.5.1 hereof.

     "Revenue/EBITDA Determination" has the meaning specified in Section 2.5.5 hereof.

     "Schedules" shall mean the Disclosure Schedule attached hereto and incorporated herein by reference.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Senior Employee" has the meaning specified in Section 5.10 hereof.

     "Shareholder" and "Shareholders" shall mean, individually and collectively, as the case may be, First Conferences, Ltd. and Richard Bowsher.

     "Shareholder Indemnitees" has the meaning specified in Section 7.4.1 hereof.

     "Shares" shall mean the outstanding capital stock of the Company.

     "Shortfall" has the meaning specified in Section 2.7.2(d) hereof.

     "Tax" and "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, excise, real and personal property, sales, use, stamp, transfer, license, payroll, franchise, Social Security, unemployment and withholding taxes and all other taxes of any kind whatsoever, together with any interest, penalties and additions thereto imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including all amounts imposed as a result of being a member of an affiliated or combined group.

     "Tax Matter" has the meaning specified in Section 8.4.1 hereof.

     "Tax Reserve" has the meaning specified in Section 8.1.2 hereof.


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     "Technology" has the meaning specified in Section 3.9.1(a) hereof.

     "Working Capital Assets" has the meaning specified in Section 2.7.1 hereof.

     "Working Capital Liabilities" has the meaning specified in Section 2.7.1 hereof.

                                   ARTICLE 2

                         SALE OF SHARES; PURCHASE PRICES

     2.1 SALE OF SHARES. On the terms and conditions set forth herein, at the Closing referred to below, each of the Shareholders severally shall sell, transfer and deliver the Shares free of Encumbrances to the Buyer, and the Buyer shall buy and accept all of the Shares for the consideration determined in accordance with Sections 2.3, 2.4, 2.5, 2.6, 2.7 and 2.8 hereof.

     2.2 CLOSING AND CLOSING DATE. Subject to the terms and conditions contained herein, the closing (the "Closing") of the sale and purchase of the Shares hereunder shall take place at the offices of Crosby, Heafey, Roach & May, Two Embarcadero Center, Suite 2000, San Francisco, California on the later of (i) the fifth business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby set forth in Article 6 (other than conditions with respect to actions the respective parties will take at the Closing itself) or (ii) September 29, 2000 (the "Closing Date"), or at such other place and time as the parties hereto may agree, subject to Section 9.1.4 hereof. The Closing shall be deemed to have occurred only at such time as all of the Shares have been purchased by the Buyer.

     2.3 PURCHASE PRICE. In full consideration for the transfer of the Shares, but subject to the escrow procedures set forth in Section 2.4 and the Contingent Payment procedures set forth in Section 2.5, the Buyer will deliver and pay to the Shareholders a total purchase price of up to One Hundred Million ($100,000,000) in cash (the "Purchase Price"). The Purchase Price is payable as follows: (i) the Buyer will pay to the Shareholders at the Closing the amount equal to (x) Sixty-One Million Seven Hundred Fifty Thousand Dollars ($61,750,000) minus (y) the amount reserved under Section 2.6 hereof in cash by wire transfer or delivery of other immediately available funds to an account designated by the Shareholders to Buyer at least two days prior to the Closing;
(ii) the Buyer will deliver to the Escrow Agent Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in cash to be held in pursuant to Section 2.4; and
(iii) on or before March 31 following the end of the calendar year 2001 (the "Contingent Payment Period") and in accordance with the procedures set forth in this Article 2, the Buyer will pay to the Shareholders or, at the Shareholders' written direction, certain other Persons a contingent payment, if earned, in an amount equal to the Revenue Contingent Payment plus the EBITDA Contingent Payment (collectively, the "Contingent Payment"); provided, however, that the total Contingent Payment shall not exceed Thirty-Five Million Dollars ($35,000,000). The Shareholders acknowledge that any payment made to a Person other than the Shareholders pursuant to this Section 2.3 or Section 5.8 is in complete satisfaction of the Buyer's obligations under this Section 2.3. The purchase price shall be allocated between the Shareholders as set forth in
Schedule 2.3 hereto.


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     2.4 ESCROW. The Buyer will deliver to Key Trust Company, N.A., a national banking association (the "Escrow Agent"), into escrow, Three Million Two Hundred Fifty Dollars ($3,250,000) (the "Escrow Amount"). The Escrow Amount will be held by the Escrow Agent for a period of one year from the Closing pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit A attached hereto (the "Escrow Agreement"). At the expiration of such period or at such earlier time as is provided in the Escrow Agreement, the Escrow Agent will, subject to the terms of the Escrow Agreement, deliver to the Shareholders, the Escrow Amount less any Escrow Amount paid or owed to the Buyer pursuant to the Escrow Agreement.

     2.5 CONTINGENT PAYMENTS

         2.5.1 The "Revenue Contingent Payment" is equal to the sum of (i) one hundred twenty-five percent (125%) of the amount by which revenue generated by the Business during the Contingent Payment Period exceeds Sixteen Million Dollars ($16,000,000), up to revenue of Thirty-Seven Million One Hundred Forty-Seven Thousand Dollars ($37,147,000); and (ii) one hundred fifty percent (150%) of the amount by which revenue generated by the Business during the Contingent Payment Period exceeds Thirty-Seven Million One Hundred Forty-Seven Thousand Dollars ($37,147,000); provided, however, that the sum of the Revenue Contingent Payment and the EBITDA Contingent Payment in excess of the EBITDA Cap shall not exceed Thirty-One Million Seven Hundred Fifty Thousand Dollars ($31,750,000). The amount of any Revenue Contingent Payment earned will be reduced by any amounts that are due to the Buyer pursuant to Sections 2.7, 2.8 or Article 7 hereof. Revenue, for purposes of this Article 2, will be determined in accordance with GAAP on an accrual basis, consistently applied by the Buyer from period to period.

         2.5.2 The "EBITDA Contingent Payment" is equal to forty percent (40%) of the amount by which EBITDA of the Business during the Contingent Payment Period exceeds Six Million Dollars ($6,000,000); provided, however, that the total EBITDA Contingent Payment shall be no greater than Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the "EBITDA Cap"). In the event that the calculation of EBITDA following the Contingent Payment Period would result in an aggregate payment in excess of the EBITDA Cap, such excess shall be paid to the Shareholders to the extent provided in Section 2.5.1 hereof. The amount of any EBITDA Contingent Payment earned will be reduced by any amounts that are due to the Buyer pursuant to Sections 2.7, 2.8 or Article 7.

         2.5.3 "EBITDA" means for any fiscal period, the sum of net income determined in accordance with GAAP on an accrual basis, consistently applied by the Buyer from period to period, plus, to the extent deducted in computing net income, interest expense, income tax expense, all depreciation and, without duplication, all amortization, plus or minus, as the case may be, other unusual or infrequent income or expense items, whether unrelated to the operation of the Business or incurred in the usual and ordinary course of the operation of the Business. The EBITDA of the Business will be determined initially by Buyer. Notwithstanding the foregoing, the calculation of EBITDA of the Business for purposes of this subsection will not include allocations of the Buyer's general corporate overhead costs except as provided herein, but will include (x) operating expenses directly related to the Business including, without limitation, (i) retirement and welfare plan contribution costs for employees involved in management and operation of the Business; (ii) casualty and liability insurance premiums


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allocable to operation of the Business; (iii) employee costs for personnel whose work is principally related to operation of the Business; and (iv) other charges incurred by the Buyer in the ordinary course of business of operating the Business that may differ in amount, nature and type from those previously incurred by the Shareholders in operating the Business; (y) general and administrative expenses directly related to the Business; and (z) indirect services, including accounting and services currently performed by third party vendors (other than those of the type set forth in (x) and (y) above), to the extent such costs and expenses do not exceed the Shareholders current cost for such services. Without limiting the generality of the foregoing, EBITDA of the Business will account for any cost savings realized as a result of the Business being operated by the Buyer, including by using services provided by the Buyer.

         2.5.4 If additional working capital is required to expand the Business, advances by the Buyer for such purposes will bear interest at the average borrowing rate from time to time of the Buyer. Such interest charge will be deducted in determining net income. The revenue and EBITDA contributed to the Business from acquisitions occurring after the Closing will not be counted when calculating the Revenue Contingent Payment or the EBITDA Contingent Payment.

         2.5.5 The Buyer shall provide its initial determination of revenue and EBITDA of the Business for the Contingent Payment Period to the Shareholders within 75 days of the end of the Contingent Payment Period (the "Revenue/EBITDA Determination"). Unless the Shareholders, within five business days after receipt of the Revenue/EBITDA Determination, notify the Buyer that it objects to the computation of revenue and/or EBITDA as set forth in the Revenue/EBITDA Determination, the EBITDA Determination will be binding upon the parties for the Contingent Payment Period. If the Shareholders objects to the Buyer's calculation of revenue and/or EBITDA as set forth in the Revenue/EBITDA Determination, not later than five business days following delivery to the Shareholders of the Revenue/EBITDA Determination, the Shareholders shall notify the Buyer in writing of such objection (the "Objection"). The Objection must specify (a) the amount of the proposed adjustment to revenue and/or EBITDA as set forth in the Revenue/EBITDA Determination; (b) the item(s) to which such Objection relates; and (c) the facts and circumstances supporting the Objection. During the ten business-day period following the delivery to the Buyer of any Objection, the Buyer and the Shareholders will discuss the Shareholders' proposals in the Objection and endeavor in good faith to reach agreement upon appropriate adjustments to the Revenue/EBITDA Determination. If the Buyer and the Shareholders are unable to agree upon the revenue and/or the EBITDA for the Contingent Payment Period during such 10 business-day period, then Buyer and Seller will jointly engage a mutually acceptable, independent accounting firm to resolve the dispute. If the Shareholders and the Buyer are unable to mutually agree on such an accounting firm within ten calendar days, an accounting firm will be selected by lot from among the "Big 5" after eliminating any Big 5 firms representing any of the Shareholders, the Buyer or the Company. The parties shall cause said firm to resolve any disputed items as soon as practicable and the determination of that firm shall be final and binding. Said firm will make its determination in accordance with GAAP, based solely upon the presentations by the Shareholders and the Buyer and only with respect to the differences submitted by the Shareholders and the Buyer. The determination by said firm may not be for an amount that is outside of the range of the Shareholders' or the Buyer's disagreement or consider items that are not in dispute. Any payment(s) due shall be made within five (5) business days after the determination is final. The


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costs and expenses incurred in connection with a determination by the selected firm shall be allocated by that firm, in its discretion, in proportion to the relative success of the parties as to the dispute.

         2.5.6 The Shareholders acknowledge that the Buyer will own and control the Business and that, after the Closing, Buyer may operate the Business in such manner as it determines to be in its best interest; provided, however, that the Buyer shall use its reasonable best efforts to maximize revenue and EBITDA of the Business and in the event of any combinations or assimilations of the Business with or into the Buyer, the Buyer will impose commercially reasonable controls so as to accurately track revenues and EBITDA for the calculation of the Revenue/EBITDA Determination. In particular, in the event that a Streamingmedia.com event or pavilion is included within, co-located or merged with an existing Penton show (e.g. Internet World tradeshow), the revenue and EBITDA generated from the Streamingmedia pavilion or event will be credited to the respective earnout calculations. In addition, during calendar year 2001, if any existing Penton website uses or adopts the Streamingmedia.com website software, any revenue resulting from the use of the website software will be credited to the revenue earnout calculation.

     2.6 EMPLOYEE REWARD PAYMENTS. Two Million One Hundred Forty-Nine Thousand Nine Hundred Eighty and 75/100 Dollars ($2,149,980.75) of the Purchase Price shall be reserved to secure payments under the Employee Reward Plan described in
Section 5.8 (the "Reward Payment Amount").

     2.7 NET WORKING CAPITAL AMOUNT ADJUSTMENT

         2.7.1 WORKING CAPITAL STATEMENTS

               (a) No later than one (1) day prior to the scheduled Closing Date, the Company shall prepare and deliver to the Buyer a net working capital statement for the Company as of the close of business at the end of the last fiscal month immediately preceding the Closing Date (the "Net Working Capital Statement"). The Net Working Capital Statement shall be reasonably acceptable to the Buyer and estimate the Working Capital Assets, the Working Capital Liabilities and the Net Working Capital Amount of the Company as of the close of business at the end of the last full fiscal month immediately preceding the Closing Date. For purposes hereof, "Working Capital Assets" shall mean the current assets of the Company determined in a manner consistent with the policies and principles historically used in connection with the preparation of the Financial Statements described in Section 3.4, provided that prepaid expenses included in the calculation under Section 2.9 shall not be considered current assets hereunder; "Working Capital Liabilities" shall mean the current liabilities of the Company determined in a manner consistent with the policies and principles historically used in connection with the preparation of the Financial Statements described in Section 3.4, provided that deferred revenues included in the calculation under Section 2.9 shall not be considered current liabilities hereunder; and "Net Working Capital Amount" shall mean the excess (or deficiency) of Working Capital Assets over Working Capital Liabilities as of the close of business at the end of the last fiscal month immediately preceding the Closing Date as such amount shall be adjusted pursuant to Section 2.7.2, provided that Net Working Capital Amount shall be reduced by the amount of


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any dividend or other distribution to Shareholders payable after the end of the last fiscal month and prior to Closing.

               (b) Upon the final determination of the Net Working Capital Amount, if the Net Working Capital Amount is greater than the amount calculated pursuant to Section 2.9 hereof, then the Purchase Price shall be increased on a dollar-for-dollar basis by such excess amount. If the Net Working Capital Amount is less than the amount calculated pursuant to Section 2.9 hereof, then the Purchase Price shall be decreased on a dollar-for-dollar basis by such deficiency (such excess or deficiency referred to as the "Net Working Capital Amount Balance").

         2.7.2 NET WORKING CAPITAL AMOUNT; POST-CLOSING ADJUSTMENT

               (a) As soon as practicable (and in no event later than ninety
(90) days after the Closing Date), the Buyer shall make a final determination of
(i) the Net Working Capital Amount as of the close of business on the Closing Date, (ii) the amount required to be retained under Section 2.9 as of the Closing Date, and (iii) the Purchase Price adjustment that would have occurred under Section 2.7.1(b) if such final numbers determined hereunder had been used (the "Adjusted Net Working Capital Balance"), and deliver such determination to the Shareholders.

               (b) To the extent that the Adjusted Net Working Capital Balance is greater than the Net Working Capital Amount Balance determined under Section 2.7.1(a) ("Overage"), the Buyer shall contribute to the Escrow Amount cash in the amount of the Overage. To the extent that the Adjusted Net Working Capital Balance is less than the Net Working Capital Amount Balance determined under
Section 2.7.1(a) ("Shortfall"), the Shareholders and the Buyer shall instruct the Escrow Agent to distribute the amount of the Shortfall to the Buyer out of the Escrow Amount.

         2.7.3 DISPUTES. The Buyer and the Shareholders shall consult and resolve in good faith any dispute that may arise concerning the Net Working Capital Statement, Net Working Capital Amount and the amount of any post closing adjustment pursuant to this Section 2.7. In the event the Buyer and the Shareholders are unable to resolve any such dispute, then the dispute shall be referred to an accounting firm and resolved in the manner similar to that described in Section 2.5.5 hereof.

     2.8 PAYMENT OF INDEBTEDNESS. On or prior to the Closing Date, the Shareholders shall pay or cause the Company to repay the aggregate outstanding balance, as of the Closing Date, of all Indebtedness of the Company set forth on
Schedule 2.8. The Shareholders may authorize and direct that the Buyer pay, by wire transfer, such Indebtedness on behalf of the Company; provided that all such amounts paid by the Buyer shall reduce the Purchase Price on a dollar-for-dollar basis.

     2.9 WORKING CAPITAL. Company will leave, at Closing, working capital in an amount equal to prepayments received (deferred revenues) by Company related to trade shows occurring after the Closing less prepaid direct expenses related to trade shows occurring after the Closing.


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                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as otherwise set forth on the Schedules, the Company hereby represents and warrants to the Buyer as follows:

     3.1 ORGANIZATION OF THE COMPANY

         3.1.1 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California with the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein. Except as set forth on Schedule 3.1, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any Person.

         3.1.2 True and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof have been furnished to the Buyer or were made available for inspection by the Buyer prior to the date hereof.

     3.2 POWER AND AUTHORITY. FCL and the Company have all the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Bowsher has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and FCL have been duly authorized by requisite corporate action and no other acts or other proceedings on the part of FCL and/or the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed by Bowsher, FCL and the Company and constitutes the legal, valid and binding obligation of each of Bowsher, FCL and the Company, enforceable against each of Bowsher, FCL and the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity. Except as set forth in this Section 3.2 neither the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof by the Company or the Shareholders will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company or FCL; (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option, agreement or other instrument or obligation to which the Company is a party, or by which any of them or any of their respective assets may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Shareholders or any of the Company's assets except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches or defaults (A) that would not have a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated hereby, (B) as to which requisite waivers or consents shall have been obtained by the Closing Date or the receipt of which shall have been waived by the Buyer in writing or (C) that may result from actions taken by the Company or the Shareholders at the written request of the Buyer in connection with the transactions contemplated hereby. Except as set forth on Schedule 3.2, no consent or approval by, notice to or registration with any Person or governmental authority is required on the part of the Company or the Shareholders prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.3 CAPITALIZATION. The authorized, issued and outstanding capital of the Company is as set forth on Schedule 3.3. The Shares constitute all of the outstanding shares of capital stock of the Company and have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive or similar rights of any shareholder of the Company arising by operation of the Articles of Incorporation or Bylaws of the Company. As set forth on Schedule 3.3, each Shareholder (i) is the record and beneficial owner of all of the outstanding Shares set forth opposite his or its name; (ii) has full power, right and authority, and any approval required by law, to make and enter into this Agreement and the transactions contemplated hereby and to sell, assign, transfer and deliver the Shares set forth opposite his or its name to the Buyer; and (iii) has good and marketable title to the Shares set forth opposite his or its name free and clear of all Encumbrances. Upon the consummation of the transaction contemplated by this Agreement in accordance with the terms hereof, the Buyer shall acquire good and marketable title to the Shares, free and clear of all Encumbrances. Except as set forth on Schedule 3.3, there is no existing option, warrant, call, commitment or other agreement to which the Company or the Shareholders are a party requiring, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other securities convertible into shares of capital stock of the Company.

     3.4 FINANCIAL STATEMENTS. Copies of the unaudited balance sheets of the Company as of the years ending March 31, 1999 and 2000, and the related statements of income for each of the two fiscal years ending March 31, 1999 and 2000 have been delivered to the Buyer. In addition, an unaudited balance sheet (the "Balance Sheet") as of July 31, 2000 (the Balance Sheet Date"), and the related statement of income for the period ended July 31, 2000, have been delivered to the Buyer. Such financial statements, together with the notes thereto (collectively, "Financial Statements"), present fairly, in all material respects, the financial position of the Company and the results of its operations as of the respective dates and for the respective periods indicated and have been prepared by the management of the Company, in accordance with consistently applied accounting principles, including that (i) revenues from tradeshows/conferences are recognized in the month such events are held and, accordingly, that cash received on account of tradeshows/conferences to be held in the future are recorded as a deferred liability on the balance sheet, and
(ii) direct expenses, commissions and promotional costs of tradeshows/conferences are deferred to the month the event ends except for payroll costs and any indirect expenses, such as office supplies, which are expensed in the month incurred.

     3.5 UNDISCLOSED LIABILITIES. Except (i) as and to the extent reflected or adequately reserved against in the Balance Sheet; (ii) liabilities which have been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) liabilities arising under contracts or arrangements of the Company which are identified on the Schedules attached hereto; and (iv) as set forth on Schedule 3.5, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that would have or result in a Material Adverse Effect.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and in a manner consistent with past practice and except as set forth in Schedule 3.6 there have not been any changes that would have or result in a Material Adverse Effect. In addition, and without limiting the foregoing, except as set forth on Schedule
3.6 or otherwise permitted or contemplated by the terms of this Agreement, the Company has not, since the Balance Sheet Date:

         3.6.1 experienced any material damage, destruction or loss to or of any of its tangible assets which are necessary to the conduct of its Business;

         3.6.2 except as may be required under existing agreements or in the ordinary course of business consistent with past practice, made or agreed to make any material increase in the compensation of any executive officer, director or employee;

         3.6.3 conducted its operations or sold, purchased or transferred any material assets in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, other than in the ordinary course;

         3.6.4 except in the ordinary course of business consistent with past practice, paid (or committed to pay) any management fee or made (or committed to make) any loan or distribution of its property or assets to shareholders of the Company, or declared, paid or set aside for payment of any dividend or distribution with respect to the Shares, or purchased or redeemed (or committed to purchase or redeem) any of the Shares;

         3.6.5 written down or cancelled any material debt or waived or released any material right or claim, except for cancellations, waivers and releases in the ordinary course of business and consistent with past practice;

         3.6.6 suffered any judgment with respect to, or made any settlement of, any claim, suit, action or proceeding which would have or result in a Material Adverse Effect;

         3.6.7 effected any material change in accounting practices and procedures;

         3.6.8 amended its Articles of Incorporation or Bylaws;

         3.6.9 issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

         3.6.10 adopted or amended any employee benefit plan or collective bargaining agreement, except as may be required by law;

         3.6.11 incurred or assumed any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than (i) in the ordinary course of business pursuant to credit facilities existing on the date of this Agreement or (ii) pursuant to credit facilities made available to the Company on terms and conditions approved by the Buyer (which approval shall not be unreasonably withheld or delayed);

         3.6.12 permitted, allowed or suffered any of its material assets, leases or lease property to be subject to any Encumbrance, other than Permitted Liens;

         3.6.13 paid, loaned or advanced any amount to, or sold, transferred or leased any of its material assets to, or entered into any agreement or arrangement with its shareholders, except for transactions in the ordinary course of business consistent with past practice;

         3.6.14 made any material change in any method of accounting or accounting practice or policy;

         3.6.15 acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets (other than inventory) which are material to the Company taken together;

         3.6.16 sold, leased or otherwise disposed of, or agreed to sell, lease or otherwise dispose of, any of its assets which are material to the Company taken together;

         3.6.17 amended, revised, renewed or terminated any material contract, lease, sublease, option or other agreement to which the Company may be a party, except in the ordinary course of business consistent with past practice;

         3.6.18 entered into any employment, labor, consulting or service contract, except in the ordinary course of business consistent with past practice;

         3.6.19 initiated or settled any material litigation to which the Company is a party; or

         3.6.20 agreed or committed to do any of the foregoing.

     3.7 TITLE

         3.7.1 TITLE TO PERSONAL PROPERTY. Except as set forth in Schedule 3.7.1, the Company has good and marketable title to, or valid and enforceable leasehold interests in, all tangible personal property used in the Business (other than real property or interests in real property) reflected on the Balance Sheet or thereafter acquired and necessary to the conduct of the Business, except those since sold or otherwise disposed of in the ordinary course of business consistent with past practice, in each case free and clear of all Encumbrances except Permitted Liens. The assets and properties owned or leased by the Company are, taken as a whole and in all material respects, in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties). Except as set forth in Schedule 3.7.1, the Company owns or otherwise has the right to use all of the personal property now used and material to the operation of the Business, which personal property (together with the leased real property referenced on Schedule 3.7.2) constitutes all of the property necessary to conduct the Business as it is presently being conducted.

         3.7.2 TITLE TO REAL PROPERTY. Schedule 3.7.2 sets forth a true and complete list as of the date of this Agreement of (i) all contracts or agreements under which the Company is lessee, sublessee, or licensee of any real property; (ii) all options or rights held or given by the Company and all contractual obligations on the part of the Company to sell, purchase or acquire any interest in real property; and (iii) any interest that the Company has in real property. The Company has the right to quiet enjoyment of the real properties leased by it as tenant for the full term of the lease thereof to the extent provided in each such lease. Each lease or other contract or agreement referred to in Schedule 3.7.2 is a legal, valid, binding and enforceable obligation of the Company, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity). All leases, ground leases, subleases, licenses, options or other agreements of the Company as set forth in Schedule 3.7.2 are in full force and effect as against the Company and, to the Knowledge of the Company, against the other party, and the Company is not in material default under any such leases, ground leases, subleases, licenses, options or other agreements, and to the Knowledge of the Company no condition exists which (with notice or lapse of time or both) would constitute a material default thereunder. True and complete copies of all leases or other material contracts or agreements listed on Schedule 3.7.2 (including any amendments and renewal letters) have been furnished to the Buyer or were made available for inspection by the Buyer prior to the date hereof.

         3.7.3 PERMITTED LIENS. As used in this Agreement, "Permitted Liens" shall mean (i) any Encumbrances disclosed on the Balance Sheet or on Schedule 3.7.3; (ii) Encumbrance for Taxes, assessments or charges of any governmental authority which are not yet due and payable or which are being contested by the Company in good faith; (iii) Encumbrance incurred in connection with workers' compensation, unemployment insurance and other types of social security benefits; (iv) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (v) Encumbrance arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) such imperfections or irregularities of title, easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning requirements, rights of way, covenants, consents, agreements, reservations, encroachments, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not materially detract from the value or interfere with the present use of the property or leased assets affected thereby or otherwise materially impair the Business of the Company as presently conducted; and (vii) extensions, renewals or replacements of any Encumbrance for money borrowed by the Company identified on Schedule 3.7.3; provided, that the amount of the obligations secured thereby is not increased in any material respect and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

     3.8 MATERIAL CONTRACTS

         3.8.1 Schedule 3.8.1 contains a complete list of the material contracts, commitments and agreements to which the Company is a party or by which any of its assets or properties of the Business are bound consisting of the following:

               (a) contracts or agreements with any officer or employee pursuant to which such officers or employees are entitled to receive compensation on an annual basis;

               (b) collective bargaining or other labor or union contracts or agreements (excluding any item required to be listed on Schedule 3.16);

               (c) instruments relating to Indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money;

               (d) agreements or outstanding purchase orders relating to capital expenditures;

               (e) agreements relating to the future disposition or acquisition of assets (excluding software) or any interest in any business enterprise;

               (f) contracts or agreements which do not expire or are not terminable without substantial cost or penalty at the option of the Company within a 90-day period, excluding purchase orders made in the ordinary course of business and contracts and other agreements disclosed pursuant to this Agreement;

               (g) contracts or agreements which limit the amount of indebtedness that can be incurred by the Company or restrict the ability of the Company to grant an Encumbrance on any of its properties or assets or which restrict the ability of the Company to conduct business of any type or in any location;

               (h) manufacturer's representative, sale agency and distribution contracts and agreements that (A) have a term of one year or more and are not terminable by the Company on notice of six months or less without penalty, or
(B) are otherwise material;

               (i) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company;

               (j) all of the leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $50,000;

               (k) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

               (l) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company; and

               (m) contracts and agreements that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company.

         3.8.2 True and complete copies of the agreements set forth on Schedule
3.8.1 have been furnished to the Buyer or were made available for inspection by the Buyer prior to the date hereof. All contracts set forth on Schedule 3.8.1 are in full force and effect, and except as set forth on Schedule 3.8.2, the Company is not in material default under any of the contracts listed on Schedule
3.8.1 and, to the Knowledge of Company, no other party thereto is in material default thereunder.

     3.9 INTELLECTUAL PROPERTY

         3.9.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

               (a) "Technology" shall mean any or all of the following: (A) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (B) inventions (whether or not patentable), improvements and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) tools, methods and processes; and (F) all instantiations of the foregoing in any form and embodied in any media.

               (b) "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all rights in World Wide Web addresses, domain names and sites and applications and registrations therefor; (G) all trade dress, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

               (c) "Company Intellectual Property" shall mean any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by the Company.

               (d) "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (A) Patents, to the extent issued or the subject of pending patent applications (provisional or otherwise); (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks and World Wide Web domain name registrations; (C) Copyright registrations and applications to register Copyrights; (D) Mask Work registrations and applications to register Mask Works; and (E) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

               (e) Notwithstanding the foregoing, none of the foregoing definitions includes "off the shelf" or otherwise widely distributed software programs used internally by the Company and licensed by the Company on standard or generally available terms.

         3.9.2 Schedule 3.9.2 lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by, the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property which are material to the Company.

         3.9.3 Except as set forth on Schedule 3.9.3, to the Knowledge of Company, all necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights which are material to the Company.

         3.9.4 Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company has no Knowledge of any facts or circumstances that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that is material to the Company that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right which is material to the Company.

         3.9.5 Except as set forth on Schedule 3.9.5, each item of Company Intellectual Property is free and clear of any Liens except for non-exclusive licenses granted in the ordinary course of business. Except as set forth on
Schedule 3.9.5, the Company is the exclusive owner or exclusive licensee of all Company Intellectual Property, including (i) all Trademarks used in connection with the operation or conduct of the business of the Company and (ii) all registered copyrights that are products of the Company or which the Company otherwise purports to own.

         3.9.6 Except as set forth in Schedule 3.9.6, to the extent that any Technology used in the operation of the Company's business has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment.

         3.9.7 With the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, except as set forth in Schedule 3.9.7 all Technology used in or necessary to the conduct of Company's business as presently conducted was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have assigned all of their rights, including Intellectual Property Rights therein, to the Company, and to the Knowledge of Company, no third party owns or has any rights to any of the Company Intellectual Property.

         3.9.8 The Company has taken all commercially reasonable and customary steps required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company, except when public disclosure thereof has not impaired the value thereof.

         3.9.9 Except as set forth in Schedule 3.9.9, the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other person.

         3.9.10 Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Schedule 3.9.10, the contracts, licenses and agreements listed on Schedule 3.9.10 list all material contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. Except as set forth in Schedule 3.9.10, the Company is not in material breach of nor has the Company failed to perform in any material respect under any of the foregoing contracts, licenses or agreements and, to the Company's Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

         3.9.11 Except as set forth in Schedule 3.9.11, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

         3.9.12 Except as set forth in Schedule 3.9.12, to the Company's Knowledge, the operation of the business of the Company as it currently is conducted does not infringe or misappropriate any Intellectual Property Right of any person or violate any right of any person relating to Intellectual Property or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

         3.9.13 Except as set forth in Schedule 3.9.13, to the Company's Knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

         3.9.14 No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

         3.9.15 Except as set forth in Schedule 3.9.15, neither this Agreement nor the transactions contemplated by this Agreement will result in (i) the Company granting to any third party any right to or with respect to any Technology or Intellectual Property Right of the Company which is material to the Company; or (ii) the Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

     3.10 LITIGATION. Except as set forth on Schedule 3.10, as of the date of this Agreement, there are no actions, suits, claims, proceedings or investigations pending or, to the Knowledge of Company, threatened against the Company, nor any outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Company, which (i) would have a Material Adverse Effect; (ii) seek to prevent or materially restrict or delay the consummation of the transactions contemplated hereby; or (iii) would materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     3.11 COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS. Except as set forth on
Schedule 3.11, the Company is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign, except where noncompliance would not have a Material Adverse Effect and except that no representation or warranty is made with respect to actions taken by the Company at the written request of the Buyer in connection with the transactions contemplated hereby. Except as set forth on
Schedule 3.11, the Company has not received any communication (written or oral) from a governmental authority that alleges that the Company is not in compliance with any federal, state, local or foreign statutes, laws, ordinances, rules, orders and regulations applicable to the Company, and there are no actions, investigations or other legal or regulatory proceedings relating to state, federal or local laws, including fraud and abuse, anti-kickback and false claims pending or, to the Knowledge of Company, threatened against the Company, in any such case which would have a Material Adverse Effect. The Company holds all licenses, permits and authorizations necessary for the conduct of the Business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign governmental bodies, agencies and subdivisions having jurisdiction over it or over any part of its operations, except where the failure to hold such licenses, permits and authorizations or to so comply would not have a Material Adverse Effect. The Company has not received written notice of any pending or threatened proceeding seeking to revoke or limit in any material respect any such licenses, permits or authorizations.

     3.12 EMPLOYEE BENEFIT PLANS

          3.12.1 Schedule 3.12 contains a list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee compensation and fringe benefit plans or arrangements (including, without limitation, all bonus, severance, salary continuation, deferred compensation, incentive and stock compensation plans) maintained or contributed to by the Company for the benefit of its employees (collectively, the "Employee Plans"). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

          3.12.2 Except as disclosed on Schedule 3.12, each Employee Plan has been operated and administered in all material respects in compliance with its terms and applicable requirements of ERISA and the Code.

          3.12.3 Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

          3.12.4 There are no investigations or termination proceedings by any governmental authority or other claims (except for routine claims for benefits), suits or proceedings against or involving any Employee Plan, nor has there occurred any nonexempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) with respect to an Employee Plan, which would reasonably be expected to result in a material tax or penalty.

          3.12.5 No material liability under Title IV of ERISA has been incurred by the Company that has not been satisfied, and to the Knowledge of Company, no condition exists that presents a risk to the Company of incurring a material liability under such Title. No Employee Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a "defined benefit plan" as defined in Section 3(35) of the ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 413 of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or
Section 413(c) of the Code.

          3.12.6 Except as disclosed on Schedule 3.12, all contributions to the Employee Plans that were required to be made or accrued in accordance with those Plans or any governmental law or regulation have been timely made or accrued.

          3.12.7 With respect to each group health plan benefiting any current or former employee of the Company, any of the Company's affiliates or any other trade or business which, together with the Company, is treated as a single employer under Section 414(t) of the Code, that is subject to Section 4980B of the Code, the Company, any of the Company's affiliates and each other trade or business which, together with the Company, is treated as a single employer under
Section 414(t) of the Code, have complied with (i) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) the Health Insurance Portability and Accountability Act of 1996 and
(iii) the Women's Health and Cancer Rights Act of 1998.

          3.12.8 No Employee Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

          3.12.9 The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.

          3.12.10 No Employee Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

          3.12.11 With respect to each Employee Plan, true and complete copies of the following documents have been furnished to the Buyer or were made available for inspection by the Buyer prior to the date hereof, to the extent in each case that such documents exist: (i) current plan documents, plan amendments, and any other documents that establish the existence of the plan or arrangement, including any funding instruments; (ii) current summary plan descriptions and summaries of material modifications, if any; (iii) the most recent tax qualified determination letters, if any, received from (or applications pending with) the IRS; (iv) the most recent Form 5500 Annual Reports; and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

     3.13 ENVIRONMENTAL MATTERS. To the Company's Knowledge, the Company is in compliance in all material respects with all applicable environmental laws, which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable environmental laws necessary to conduct the Business as currently conducted. The Company has not received any notice or other communication (in writing or other express communication to an authorized person of the Company), whether from a governmental body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any environmental law. To the Knowledge of Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or other express communication to an authorized person of the

Company), whether from a governmental body, citizens group, employee or otherwise, that alleges that such current or prior owners or the Company is not in compliance with any environmental law. All governmental authorizations currently held by the Company pursuant to environmental laws are identified in
Schedule 3.13. To the Company's Knowledge, there has been no release or discharge by the Company (or, to the Knowledge of Company, by any current or prior owner of any property leased by the Company) of any materials of environmental concern that would or would reasonably be expected to give rise to an obligation by the Company to effect any environmental cleanup or remediation.

     3.14 TAXES.  Except as disclosed in Schedule 3.14:

          3.14.1 The Company has timely filed all Returns required to be filed on or before the Closing Date in accordance with all applicable law. All such Returns correctly reflected in all material respects the facts regarding the Company's income, business, assets, operations, activities, and status for Tax purposes. No such Returns have been audited by a taxing authority.

          3.14.2 The Company has timely paid all Taxes owed by the Company (whether or not shown as due and payable on the Returns that have been filed) and has timely withheld and paid all Taxes required to have been withheld and paid by the Company in connection with amounts paid or owing to any employee, independent contractor, or other third party.

          3.14.3 There is no claim, audit, investigation, action, suit, or proceeding now pending or, to the Knowledge of the Shareholders, threatened against or with respect to the Company in connection with any Tax.

          3.14.4 The Company has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

          3.14.5 There are no liens for Taxes upon the Company's assets other than liens for current Taxes not yet due for which adequate reserves have been established.

          3.14.6 The Company has never been a member of an affiliated, consolidated, combined, or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain, or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset, or liability of any other Person.

          3.14.7 The Company is not a party to any contract under which any individual could receive payments characterized as "excess parachute payments" within the meaning of section 280G of the Code.

          3.14.8 The Company does not own any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in a Person that owns an interest in real property.

          3.14.9 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          3.14.10 Neither the Company nor any Person acting on its behalf has entered into any agreement or consent pursuant to Section 341(f) of the Code.

          3.14.11 The Company will not be required to include any adjustment in taxable income for any Post-Closing Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Period or pursuant to any agreement entered into with any taxing authority with regard to the Company's Tax liability for a Pre-Closing Period.

          3.14.12 The Company is not liable for the Taxes of any other Person, as a transferee or successor, by agreement, or otherwise.

     3.15 INSURANCE. Schedule 3.15 contains a complete list of all currently effective insurance policies or binders of insurance or programs of self-insurance which relate to the Company and/or assets and the properties leased by the Company. True and complete copies of all such insurance policies and binders have been furnished to the Buyer or were made available for inspection by the Buyer prior to the date hereof. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by the Company. To the Knowledge of Company, the Company is not in default under any of such policies.

     3.16 LABOR RELATIONS AND EMPLOYMENT. Except as set forth on Schedule 3.16,
(i) there is no labor strike, material labor dispute, slowdown, stoppage or lockout pending, or to the Knowledge of Company, threatened against or affecting the Company; (ii) to the Knowledge of Company, there are no union claims to represent the employees of the Company, and there are no current union organizing activities among the employees of the Company; and (iii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company. True and complete copies of all written personnel policies, rules or procedures applicable to employees of the Company have been furnished to the Buyer or were made available for inspection by the Buyer on or prior to the date hereof.

     3.17 BROKERS OR FINDERS. Except for The Jordan, Edmiston Group, Inc., no broker, finder or investment banker is entitled to any fee or commission from the Company or the Shareholders for services rendered on behalf of the Company or the Shareholders in connection with the transactions contemplated by this Agreement.

     3.18 OFFICERS AND DIRECTORS. Schedule 3.18 sets forth a true, correct and complete list of all of the officers and directors of the Company.

     3.19 HSR ACT. The Company and all entities included within the Company do not satisfy the "size-of-person" jurisdictional test for HSR Act reportability under 15 U.S.C. Section 18(a).

     3.20 DISCLOSURE. This Agreement and each certificate or other instrument required to be furnished by or on behalf of the Company or the Shareholders to the Buyer pursuant hereto at or prior to the Closing, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     3.21 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article 3 the Company does not make any representation or warranty, express or implied, at law or in equity, in respect of any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Except as otherwise set forth on the Schedules, the Buyer hereby represents and warrants to Company and the Shareholders as follows:

     4.1 ORGANIZATION OF THE BUYER. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware with the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the validity of this Agreement or impair the ability of it to consummate the transactions contemplated hereby.

     4.2 POWER AND AUTHORITY

         4.2.1 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been, or will be prior to Closing, duly authorized by requisite corporate action, and no other acts or other proceedings on the part of the Buyer are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

         4.2.2 Neither the execution and delivery by the Buyer of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof by the Buyer will (i) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Buyer or any of its subsidiaries; (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party, or by which it or any of its subsidiaries or any of the assets of the Buyer or any of its subsidiaries may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its subsidiaries, or any of the assets of the Buyer or any of its subsidiaries, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches or defaults (A) that would not have a material adverse effect on this Agreement or materially and adversely affect the consummation of the transactions contemplated hereby, or (B) as to which requisite waivers or consents either shall have been obtained by the Closing Date or shall have been waived by the Shareholders and the Company in writing. Except as set forth on
Schedule 4.2, no consent or approval by, notice to or registration with any Person or any governmental authority, other than the filing of a Notification and Report Form with the Federal Trade Commission and the Department of Justice, is required on the part of the Buyer prior to the Closing Date in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

     4.3 FUNDING. The Buyer has cash available or has existing borrowing facilities, which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.

     4.4 ACTIONS AND PROCEEDINGS. As of the date of this Agreement, there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer, nor any outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Buyer or any of its subsidiaries, which seek to prevent or materially restrict or delay the consummation of the transactions contemplated hereby or would materially and adversely affect the ability of the Buyer or any of its subsidiaries to consummate the transactions contemplated hereby.

     4.5 INVESTMENT REPRESENTATIONS; BUSINESS INVESTIGATION. The Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of the Shares. The Buyer (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of valuing an investment in the Shares; (ii) has conducted a full and complete business and financial investigation of the Company and has had access to and has examined to its satisfaction the Company's properties and other assets, books, records, filings with governmental agencies and reports and other materials relating to each Company; (iii) fully understands the nature, scope and duration of the limitations on transfer applicable to the Shares; and (iv) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment.

     4.6 DISCLOSURE. This Agreement and each certificate or other instrument required to be furnished by or on behalf of the Buyer to the Company or the Shareholders pursuant hereto at or prior to the Closing, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     4.7 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article 4, the Buyer does not make any other express or implied representation or warranty.

                                   ARTICLE 5

                      CERTAIN UNDERSTANDINGS AND AGREEMENTS

     5.1 CONDUCT OF BUSINESS. From the date of this Agreement to the Closing Date, the Company and the Shareholders agree to (i) conduct the Company's operations according to the Company's ordinary and usual course of business;
(ii) to use the Company's best efforts to preserve its business organization intact; (iii) to keep available the services of the Company's officers and employees; and (iv) and to maintain satisfactory relationships with suppliers, customers and others having business relationships with the Company. Without limiting the generality of the foregoing, the Company will not, and the Shareholders will not let the Company, (without the prior written consent of the Buyer, which consent shall not be unreasonably withheld) take, or cause to be taken, any of the actions described in Section 3.6 of this Agreement.

     5.2 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with its terms, none of the Shareholders, the Company, any of their respective affiliates or representatives or any officer or director of the Company shall take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information, including the existence of this Agreement and the status of the transactions contemplated hereby, to any Person, other than the Buyer and its affiliates and representatives, concerning any purchase of any capital stock of the Company or substantially all of the assets of or any equity interest in, or any merger, consolidation, business combination or similar transaction involving the Company or Shareholders unless the disclosure of such information is necessary in making any filings or obtaining any consents or approvals required under this Agreement or for the consummation of the transactions contemplated hereby. Each of the Shareholders and the Company shall immediately cease and cause to be terminated any negotiations, discussions or activities, and shall promptly notify the Buyer in the event any of them receives a written inquiry from any Person indicating or suggesting any interest, concerning the purchase of any capital stock of the Company or substantially all the assets of or any equity interest in, or any merger, consolidation, business combination or similar transaction involving the Company or any of the Shareholders.

     5.3 PRE-CLOSING ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY. Between the date hereof and the Closing Date, the Company agrees to give authorized representatives of the Buyer, in such a manner as not to unduly disrupt normal business activities, reasonable access to the premises, properties, contracts, books, records and affairs of the Company and, with prior notice and approval by Company, will cause the Company's officers and their employees to furnish such financial, technical and operating data and other information pertaining to the Company's business as the Buyer shall from time to time reasonably request. The Buyer will hold in confidence all information obtained as a result of such access or furnished by the Company in accordance with the terms of the confidentiality agreement dated September 12,

2000 between the Company, FCL and the Buyer (the "Confidentiality Agreement"), and will use such information only for the purpose of considering the transactions contemplated hereby, and if such transactions are not consummated as contemplated herein, will promptly return all such information and all information derived therefrom (including all copies thereof) to the Company in accordance with the terms of such Confidentiality Agreement. The parties hereto agree that it is impossible to measure in money the damages which will accrue by reason of a breach by the Buyer of this Section 5.3, and, therefore, this Section may be specifically enforced. The Buyer hereby waives the claim or defense therein that any other party has an adequate remedy at law. The Shareholders will, and will cause its representatives to, hold in confidence and not use any confidential information that remains after the Closing in the possession of the Shareholders concerning the Business of the Company sold to the Buyer. The Shareholders will not release or disclose any such information to any person other than the Buyer and its authorized representatives.

     5.4 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from Persons to any contracts; and (ii) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely fashion any such actions, consents, approvals or waivers.

     5.5 RESIGNATIONS. On the Closing Date, the Company and/or the Shareholders shall cause to be delivered to the Buyer duly signed resignations, effective immediately after the Closing Date, of all directors and officers of the Company.

     5.6 POST-CLOSING PAYMENTS FROM FCL. Following the Closing, FCL agrees that any monies it receives that are the property of the Company shall be remitted to the Company according to the terms of that certain April 1, 2000, Letter Agreement Between the Company and FCL, as amended on September 27, 2000.

     5.7 USE OF NAME. At or prior to the Closing, the Company will change its corporate name to something dissimilar to "First Conferences", and the Buyer and the Company acknowledge and agree that (i) FCL may use the name "First Conferences, Inc." and the World Wide Web domain names "fconline.com" and "firstconferences.com"; (ii) the Buyer and the Company shall cease using and will transfer ownership of the World Wide Web domain name "fconline.com" to FCL; and (ii) neither the Buyer nor the Company shall, following the Closing, use the name "First Conferences, Inc." or any other name, distinctive mark, style or logo likely to be confused with that name or mark.

     5.8 EMPLOYEE REWARD ARRANGEMENTS

         5.8.1 The Buyer will honor all of the Company's obligations relating to employment matters, including the Employee Reward Plan described in this Section
5.8. The Buyer intends to cause the Company to provide benefits to employees of the Company that are substantially similar to those benefits the Buyer provides to other employees of the Buyer, as in effect from time to time. The foregoing will not limit or restrict the right of the Company to terminate the employment of such employees or subsequently to modify the benefits or other terms of employment of such employees, to the extent permitted by applicable law.

         5.8.2 All service credited to each employee by the Company through the Closing Date will be recognized by the Buyer after the Closing Date for purposes of eligibility and vesting under any employee benefit plan provided by the Company or the Buyer for the benefit of employees in which the employees of the Company participate.

         5.8.3 As of the Closing Date, the Buyer covenants and agrees that it shall either directly assume or cause the Company to honor the employee reward plan in the form attached hereto as Exhibit B (the "Employee Reward Plan") to provide bonus payments equal to the Reward Payment Amount to all of the employees of the Company as of the Closing Date who remain employed by the Buyer or one of its subsidiaries as of any Bonus Payment Date. If any person is an employee of the Company immediately prior to the Closing Date and is no longer an employee of the Buyer or any of its subsidiaries on any Bonus Payment Date (other than as a result of termination by the Buyer or the Company subsequent to the Closing Date), such person shall receive no further bonus payments. The Buyer shall provide the Company with monies necessary to fulfill the obligation of the Company under the Employee Reward Plan or shall pay such amounts directly, such monies and amounts not to exceed the Reward Payment Amount.

     5.9 RELEASE. Each of the Shareholders, effective upon the Closing, hereby fully, finally, and forever releases, discharges, and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title, or interest against, the Company and each director, officer, and affiliate of each of the foregoing entities, and their respective successors and assigns (collectively, the "Released Persons"), of, from, and with respect to any and all claims, counterclaims, debts, covenants, agreements, obligations, liabilities, actions, or demands of any kind or character, based upon any fact or circumstance whether known or unknown, suspected or unsuspected, which presently exists or has ever existed in the past, that each of the Shareholders has or may have in any manner whatsoever either singly or jointly with others, against any of the Released Persons.

     5.10 NON-COMPETITION AGREEMENT. Each Shareholder agrees that it and he will not:

         5.10.1 for a period of three years after Closing carry on or have an Interest (as defined below) in a Restricted Business (as defined below) that competes directly or indirectly with the Business actively carried on by the Company as of the Closing Date;

         5.10.2 for a period of three years after Closing induce, or attempt to induce, any person who is, on the Closing Date, a Senior Employee (as defined below) of the Company to leave the employment of the Company;

         5.10.3 for a period of four years after Closing induce, or attempt to induce, any supplier or customer of the Company as of the Closing Date to cease to supply or to restrict or vary the terms of supply to the Company or cease to continue the business relationship with the Company; or

         5.10.4 use or (so far as it lies within its power) allow to be used (except by the Company) any trade or business name or distinctive mark, style or logo used by the Company as of the Closing Date or any other name or mark likely to be confused with that name or mark.

Notwithstanding the foregoing, either or both Shareholders may continue to operate Events (as defined below) websites and/or magazines relating to Internet Content, Digital Text, Digital Delivery and the Music Industry, Internet Service Provision, IP Telephony, Mobile Commerce, and Mobile Content, and to develop these products to reflect industry trends, except as may otherwise be restricted by a Shareholder's employment agreement while in the Company's employ.

For purposes of this Section 5.10, the following terms shall have the following meanings:

         "Events" means conferences (multi or single stream), workshops, seminars, tutorials, exhibitions, trade shows, social events or awards.

         "Restricted Business" means the business of providing Events, websites and/or magazines concerned only with the industry involved in facilitating and developing the streaming of video and audio over the internet.

         "Senior Employee" means an employee of the Company who earns in the aggregate over $100,000 per annum and who performs a senior sales, marketing, technical, or managerial role.

In addition, a Shareholder has an "Interest" in a business if it or he (i) carries it on as principal or agent, (ii) has any financial interest in any Person who is carrying on the business, or (ii) is a consultant or other agent in, of or to any Person carrying on the business or any Person having any financial interest in any Person carrying on the business, provided that any financial interest of a Person in securities which are listed or traded on any generally recognized market or exchange shall be disregarded if that person, the Shareholder and any Person connected with it or them (the "Investors") are together invested in securities which amount to less than 5% of the issued securities of that class and which in all circumstances carry less than 5% of the voting rights (if any) attaching to the issued securities of that class and provided further that none of the Investors is involved in the management of the business of the issuer of the securities or of any person connected with it except by virtue of the exercise of any voting rights attaching to the securities.

         In the event that a court of competent jurisdiction determines that the terms of this covenant are unreasonable in their scope or duration, the parties agree that the covenant should be enforced to the maximum extent determined to be reasonable by the court, but in no event shall the duration for Sections 5.10.1, 5.10.2 and 5.10.3 exceed the number of years set forth in said Sections, or shall the scope of the terms of this Section 5.10 be expanded beyond that already set forth in this Section 5.10.

     5.11 DUE DILIGENCE INVESTIGATION

         5.11.1 LACK OF INFORMATION. The parties hereby agree and acknowledge that the Buyer has entered into this Agreement without the opportunity to have conducted a full investigation of the condition (financial or otherwise), business, assets, properties, operations or prospects of the Company or the Business, and without the benefit of the information to be provided to the Buyer pursuant to Section
5.11.2 hereof. Accordingly, the Shareholders acknowledge that any obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the completion to the reasonable satisfaction of the Buyer of the procedures set forth in this Section 5.11.

         5.11.2 ACCESS TO RECORDS AND PROPERTIES. Prior to the Closing, the Buyer shall be entitled to conduct its normal financial, operational and legal due diligence and other reasonable investigation of the Company pursuant to the procedures set forth in Section 5.3 hereof.

         5.11.3 RIGHT TO TERMINATE. If, as a result of its investigation, the Buyer shall have determined in its sole and exclusive judgment that (i) there has occurred or there exists any event, condition, practice or other matter which has materially and adversely affected or which may materially and adversely affect the condition (financial or otherwise), business, assets, properties, operations or prospects of the Company or the Business (including customers of the Business), or (ii) the consummation of the transactions contemplated hereunder may result in a material adverse change in the Company's relationship, or following the Closing the Buyer's relationship, with customers of the Business, the Buyer shall have the right to terminate this Agreement without further obligation hereunder (other than confidentiality, which obligation shall continue beyond termination) by giving written notice to the Shareholders.

                                   ARTICLE 6

                           CONDITIONS TO THE PURCHASE

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE PURCHASE. The respective obligations of each party to this Agreement to effect the Purchase shall be subject to the satisfaction at or prior to the Closing of the following condition: No claim, action, temporary restraining order, preliminary or permanent injunction, suit or other proceeding shall be pending or threatened by any public authority or Person before any court, agency or administrative body which would have the effect of making illegal, materially delaying or otherwise restraining or prohibiting the transactions contemplated hereby or allowing any material damages to be recovered or other material relief to be obtained as a result of the transactions contemplated hereby or as a result of any agreement entered into in connection with, or as a condition precedent to, the consummation of the transactions contemplated hereby.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholders:

         6.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer set forth in this Agreement (i) qualified as to materiality shall be true and correct as written; and (ii) those not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except where the failure of such representation or warranty to be true and correct has been remedied prior to the Closing. The Shareholders shall have received a certificate signed by the president and the chief financial officer of the Buyer, to such effect.

         6.2.2 AGREEMENTS AND COVENANTS. The Buyer shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Shareholders shall have received a certificate to such effect signed by a duly authorized officer of the Buyer.

         6.2.3 LEGAL OPINION. The Shareholders shall have received a legal opinion from Jones, Day, Reavis & Pogue, counsel to the Buyer, in substantially the form attached hereto as Exhibit C.

         6.2.4 SECRETARY'S CERTIFICATE. The Buyer shall have delivered to the Shareholders a copy of (i) the text of the resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; and (ii) the Certificate of Incorporation and Bylaws of the Buyer, along with certificates executed on behalf of the Buyer by such entity's corporate secretary certifying to the Shareholders (A) that such copies are true, correct and complete copies of such resolutions, Certificate of Incorporation and Bylaws, respectively, and the such resolutions, Certificate of Incorporation and Bylaws were duly adopted and have not been amended or rescinded; and (B) the incumbency of the officers signing this Agreement and all other agreements and instruments to be executed and delivered by the Buyer under this Agreement.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the
Buyer:

         6.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company set forth in this Agreement (i) qualified as to materiality shall be true and correct as written and (ii) those not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except where the failure of such representation or warranty to be true and correct has been remedied prior to the Closing. The Buyer shall have received a certificate signed by the president and the chief financial officer of Company to such effect.

         6.3.2 AGREEMENTS AND COVENANTS. The Company and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Buyer shall have received a certificate to such effect signed by a duly authorized officer of the Company.

         6.3.3 LEGAL OPINION. The Buyer shall have received a legal opinion from Crosby, Heafey, Roach & May Professional Corporation, legal counsel to the Company and the Shareholders, in substantially the form attached hereto as Exhibit D.

         6.3.4 BOARD APPROVAL. The Buyer's Board of Directors shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         6.3.5 SECRETARY'S CERTIFICATE. FCL and the Company shall each have delivered to the Buyer a copy of (i) the text of the resolutions adopted by their Boards of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (ii) the Articles of Incorporation and Bylaws of each of them, along with a certificate executed by their corporate secretaries certifying to the Buyer (A) that such copies are true, correct and complete copies of such resolutions, Articles of Incorporation and Bylaws, respectively, and the such resolutions, Articles of Incorporation and Bylaws were duly adopted and have not been amended or rescinded; and (B) the incumbency of the officers signing this Agreement and all other agreements and instruments to be executed and delivered by FCL under this Agreement.

         6.3.6 DUE DILIGENCE. The Buyer shall have completed the investigations described in Section 5.11.

         6.3.7 OTHER DELIVERABLES. On the Closing Date, the Shareholders shall deliver or cause the Company to deliver to the Buyer, in form reasonably satisfactory to the Buyer, the following:

              (a) Resignations (effective immediately after the Closing Date) of each of the officers and directors of the Company.

              (b) Certificates, duly endorsed in blank, representing all of the outstanding shares of the Company.

              (c) The original corporate record books and stock records of the Company.

                                   ARTICLE 7

  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, ETC.

     7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date to the extent expressly provided herein. All representations and warranties of the parties made in this Agreement or as provided herein shall be made as of the date hereof and shall survive the Closing Date for a period of eighteen (18) months, notwithstanding any investigation at any time made by or on behalf of the other party, except (i) those representations and warranties made in Sections 3.12 (Employee Benefit Plans) and 3.14 (Taxes) which representations and warranties and any related claim or action shall survive the Closing until the day after 30 days following the expiration of the applicable period of limitations on assessment (including, without limitation, any extensions thereof); and (ii) those representations and warranties made in Sections 3.2 (Power and Authority), 3.3 (Capitalization) and
3.17 (Brokers or Finders) hereof, which representations and warranties and any related causes of action will survive the Closing forever.

     7.2 THE SHAREHOLDERS AGREEMENT TO INDEMNIFY

     7.2.1 Subject to the provisions of Section 7.3 of this Agreement, the Shareholders shall severally (in proportion to their percentage ownership in the Company as set forth on Schedule 2.3), and not jointly, indemnify and hold the Buyer (the "Buyer Indemnitee") harmless from and against any and all Losses, arising out of or resulting from (i) any breach in any respect by Company of the representations and warranties qualified as to materiality contained in Article 3 hereof; (ii) any breach in any material respect by the Company of the representations and warranties not qualified as to materiality contained in
Article 3 hereof; (iii) any breach by Company, unless waived by the Buyer pursuant to Section 6.2 hereof, of any covenant or agreement of Company contained in or arising out of this Agreement; (iv) any liability for Taxes as provided in Article 8 hereof; (v) except for trade payables and accruals incurred in the usual and ordinary course of business (other than Taxes), any liability arising out of, relating to or in connection with the Company's or the Shareholders' operation of the Business on or prior to the Closing Date; and
(vi) any and all actions, suits, proceedings, claims, demands, assessments and judgments arising from the foregoing or incidental to the enforcement of such indemnification.

         7.2.2 Notwithstanding Section 7.2.1 herein, the Shareholders shall not have any liability under Section 7.2.1 in respect of any claim for indemnification until the aggregate amount of all Losses otherwise subject to indemnification equals or exceeds one percent (1%) of the value of the Purchase Price (the "Basket") (in which event the Shareholders will be obligated to indemnify the Buyer, and the Buyer may assert its right to indemnification hereunder to the full extent of all Losses, including Losses that are less than the Basket); provided, however, that in no event shall the Shareholders' aggregate liability exceed an amount equal to Twenty Million Dollars ($20,000,000) (the "Cap"). Neither the Basket nor the Cap will apply to any claim made by the Buyer based on (i) fraud; (ii) the representations and warranties contained in Sections 3.2 (Power and Authority), 3.3 (Capitalization), 3.14 (Taxes) and 3.17 (Brokers or Finders); (iii) the Shareholders' obligations under Article 8 hereof for Taxes; and (iv) any breach by Company, unless waived by the Buyer pursuant to Section 6.2 hereof, of any covenant or agreement of Company contained in or arising out of this Agreement.

         7.3 ESCROW ARRANGEMENT. At the Closing Date the Shareholders will be deemed to have received and deposited with the Escrow Agent the Escrow Amount without any act of any shareholder pursuant to the Escrow Agreement. At the Closing Date, the Escrow Amount, without any act of any Shareholder, will be deposited by the Buyer with Escrow Agent, such initial deposit, plus any additional deposits to be made to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in the Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate Shares that such holder would otherwise be entitled under Sections 2.3 and shall be in the respective amounts and percentages listed on Schedule 2.6 opposite each of the Shareholder's name. If any Losses equal to the Basket have been incurred, then any additional Losses for which the Buyer is entitled to indemnification pursuant to this Agreement shall be satisfied by the Escrow Fund in accordance with the procedures set forth herein and in the Escrow Agreement.

     7.4 THE BUYER'S AGREEMENT TO INDEMNIFY

         7.4.1 The Buyer agrees to defend, indemnify and hold the Shareholders and their affiliates, heirs, successors or assigns (the "Shareholder Indemnitees") harmless from and against any and all Losses, arising out of or resulting from (i) any breach in any respect by the Buyer of the representations and warranties qualified as to materiality contained in Article 4 hereof; (ii) any breach in any material respect by the Buyer of the representations and warranties not qualified as to materiality contained in Article 4 hereof; (iii) any breach by the Buyer, unless deemed to be waived pursuant to Section 7.1 hereof, of any covenant or agreement of the Buyer contained in or arising out of this Agreement; (iv) the business conducted or actions taken or omitted to be taken by the Buyer or the Company after the Closing Date; (v) the Buyer's obligations under Article 8 hereof; and (vi) any and all actions, suits, proceedings, claims, demands, assessments and judgments arising from the foregoing or incidental to the enforcement of such indemnification.

         7.4.2 Notwithstanding Section 7.4.1, the Buyer shall not have any liability under Section 7.4.1 (i) in respect of any claim for indemnification regarding any breach of any representation or warranty until the aggregate amount of all Losses otherwise subject to indemnification equals or exceeds the Basket (in which event the Buyer will be obligated to indemnify the Shareholders, and the Shareholders may assert their rights to indemnification hereunder to the full extent of all Losses, including Losses that are less than the Basket); provided, however, that in no event shall the Buyer's aggregate liability exceed an amount equal to the Cap. Neither the Basket nor Cap will apply to any claim made by the Shareholders based on (i) fraud or (ii) the Buyer's obligations under Article 8 hereof for Taxes.

     7.5 THIRD PARTY CLAIMS. Promptly after the receipt by the Buyer Indemnitee or the Shareholder Indemnitees of a notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). The Indemnifying Party shall be entitled to participate in the defense of and, if it so chooses, to assume the defense of, or otherwise contest, such claim, action, suit or proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Upon the election by the Indemnifying Party to assume the defense of, or otherwise contest, such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, although the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party, if and only to the extent that (i) the Indemnifying Party has not employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, (ii) the employment of counsel and the amount reimbursable therefor by the Indemnified Party has been authorized in writing by the Indemnifying Party or (iii) representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, constitute a conflict of interest (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party). The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this
Article 6. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and use commercially reasonable efforts to make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. Whether or not the Indemnifying Party shall have assumed the defense, the Indemnifying Party shall not be obligated to indemnify the other party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

     7.6 SETOFF. If, after following the indemnification procedures set forth in this Article 7, it has been determined that either party is entitled to an indemnification payment from the other party, and the Indemnifying Party fails to make such payment within five business days of such determination, in addition to any and all other remedies under this Agreement or at law or in equity, the Indemnified Party shall be entitled to recover any such indemnification payment (whether or not such amount is liquidated or reduced to judgment) by retaining and setting off such amounts against any amounts due or to become due from the Indemnifying Party under this Agreement, the Escrow Agreement or any Contingent Payment.

     7.7 EXCLUSIVE REMEDY. The sole and exclusive remedy of a party to this Agreement for any claim arising under this Agreement against another party hereto shall be the indemnification provided in this Article 7 (and in Article 8 relating to Taxes and in Section 9.2 in the event of a termination), and each party agrees that it will not pursue any other remedy, except that any such party may seek specific performance or injunctive relief.

                                   ARTICLE 8

                                   TAX MATTERS

     8.1 TAX RETURNS

         8.1.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Shareholders shall prepare and timely file all Returns ("Pre-Closing Returns") with respect to the Company for all Tax periods that end on or before the Closing Date ("Pre-Closing Periods") and shall pay all Taxes due for periods covered by such Returns. The Shareholders shall provide to the Buyer drafts of all Returns of the Company required to be prepared and filed by the Shareholders under this Section 8.1.1 at least forty-five (45) days prior to the due date (including extensions) for the filing of such Returns. At least fifteen (15) days prior to the due date (including extensions) for the filing of such Returns, the Buyer shall notify the Shareholders of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Buyer may have to any items set forth on such draft Returns.

         8.1.2 OVERLAP PERIOD. The Buyer shall prepare and timely file all Returns ("Overlap Period Returns") with respect to the Company for any Tax period that begins before and ends after the Closing Date ("Overlap Period") and shall pay all Taxes due for the periods covered by such Returns. The Shareholders shall be economically responsible for all Taxes which relate to the portion of the Overlap Period ending on and including the Closing Date, and the Buyer shall be economically responsible for all Taxes which relate to the portion of the Overlap Period commencing on the day after the Closing Date. For purposes of this Section 8.1.2, the Taxes allocated to the respective portions of the Overlap Period shall be (i) in the case of Taxes other than Taxes based on or related to income or receipts and, other than Taxes in the nature of sales, use, or other transfer taxes, a ratable portion of the Taxes for the entire taxable period determined on a per diem basis, and (ii) in the case of Taxes based on or related to income or receipts, the Taxes that would be payable if a Tax period ended on and included the Closing Date and another Tax Period began on the day after the Closing Date, based in each case on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. Pursuant to Section 8.6, the Shareholders shall indemnify the Buyer for the payment of all Taxes of the Company for which the Shareholders are responsible hereunder to the extent not included as a Working Capital Liability in the Net Working Capital Statement that is identified as relating exclusively to unpaid Taxes (the "Tax Reserve"). The Company shall be liable (and the Shareholders shall not be liable) for the payment of all Taxes for which the Company is responsible and for which the Shareholders are responsible under this Section 8.1.2 to the extent included in the Tax Reserve. Notwithstanding anything to the contrary in the foregoing provisions of this
Section 8.1.2, any Taxes of the Company which are attributable to an election under Section 338 of the Code or a sale or other disposition of Company assets after the Closing, or which result specifically from the Purchase and are in the nature of sales, use or other transfer taxes, shall be allocated to the portion of the Overlap Period beginning on the day after the Closing Date and shall be the responsibility of the Company (and not the Shareholders). The Buyer shall provide to the Shareholders drafts of all Returns of the Company required to be prepared and filed by the Buyer under this Section 8.1.2 at least forty-five
(45) days prior to the due date (including extensions) for the filing of such Returns. At least fifteen (15) days prior to the due date (including extensions) for the filing of such Returns, the Shareholders shall notify the Buyer of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Shareholders may have to any item set forth on such draft Returns.

         8.1.3 DISPUTES. The Buyer and the Shareholders shall consult and resolve in good faith any objection that either may have to the Returns. In the event the Buyer and the Shareholders are unable to resolve an objection raised pursuant to Section 8.1.1 or 8.1.2 herein, then the dispute shall be referred to an accounting firm and resolved in the manner similar to that described in
Section 2.5.5.

     8.2 REFUNDS; OVERPAYMENTS. Any refund of Taxes relating to the Company received by the Company or the Buyer after the Closing Date and with respect to either (i) a Pre-Closing Period; or (ii) any Overlap Period to the extent the Shareholders effectively made payments under Section 8.1.2 hereof, shall be paid by the Buyer to the Shareholders. In addition, for any Overlap Period, the Buyer shall pay to the Shareholders the excess, if any, of (i) the amount of the Tax Reserve over (ii) the amount for which the Shareholders are responsible under Section 8.1.2 hereof. Any payments under this Section 8.2 shall be made within ten (10) business days after such refund is received by the Company or the Buyer, or after Buyer's payment of Taxes for the Overlap Period, as the case may be.

     8.3 COOPERATION, AUDITS. In connection with the preparation of Pre-Closing Returns and Overlap Period Returns, audit examinations and any administrative or judicial proceedings relating to such Returns, the Buyer and the Company, on the one hand, and the Shareholders, on the other hand, shall reasonably cooperate with each other by (without limiting the foregoing) furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes with respect to such Returns.

     8.4 CONTROVERSIES

         8.4.1 The Buyer shall promptly notify the Shareholders in writing upon receipt by the Buyer or any affiliate of the Buyer (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period or an Overlap Period for which the Shareholders may be liable for indemnification under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter").

         8.4.2 The Shareholders, at their sole expense, shall have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to extent or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that the Shareholders shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer or the Company or any of its affiliates for any Tax period or portion thereof beginning after the Closing Date (a "Post-Closing Period"), including the portion of an Overlap Period that begins on the day after the Closing Date (whether by, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, the reduction or loss of credit carryforwards or otherwise), without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

         8.4.3 If the Shareholders so elect to assume the defense of any Tax
Matter:

              (a) The Shareholders shall proceed to defend such Tax Matter in a diligent manner with counsel reasonably satisfactory to the Buyer;

              (b) the Buyer shall make available to the Shareholders any non-privileged documents and materials in the possession of the Buyer that may be necessary to the defense of such Tax Matter;

              (c) the Shareholders shall keep the Buyer informed of all material developments and events relating to any such Tax Matter; and

              (d) the Buyer shall have the right to participate (including by retaining legal counsel) at the Buyer's expense, in the defense of such Tax Matter.

         8.4.4 If the Shareholders do not elect to assume the defense of any such Tax Matter (or if, after initially assuming such defense, the Shareholders fail to actively and diligently assume such defense), the Buyer may proceed with the defense of such Tax Matter on its own. If the Buyer so proceeds with the defense of any such Tax Matter on its own:

              (a) all expenses relating to the defense of such Tax Matter shall be borne and paid exclusively by the Shareholders;

              (b) all the Shareholders shall make available to the Buyer any documents and materials in the possession or control of any of the Shareholders that may be necessary to the defense of such Tax Matter;

              (c) the Buyer shall keep the Shareholders informed of all material developments and events relating to such Tax Matter; and

              (d) the Buyer shall have the right to settle, adjust or compromise such Tax Matter with the consent of the Shareholders, which consent shall not be unreasonably withheld.

         8.4.5 Except as otherwise provided in this Section 8.4, the Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods.

     8.5 AMENDED RETURNS. None of the Shareholders shall file or cause to be filed any amended Return without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. The Company shall not file any amended Pre-Closing Return or Overlap Period Return without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld.

     8.6 INDEMNIFICATION. The Shareholders shall severally (in proportion to their percentage ownership in the Company as set forth on Schedule 2.3), and not jointly, indemnify, defend and hold harmless on an after-tax basis the Buyer, its affiliates (including, after the Closing Date, the Company) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) against (i) all Taxes (and all losses, costs, claims and expenses, including reasonable attorneys' fees, related thereto) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the breach of any representation or warranty made by the Company pursuant to Section 3.14 hereof as if such representations or warranties were made as of the Closing Date, and (ii) all Taxes (and all losses, costs, claims and expenses, including reasonable attorneys' fees and expenses, related thereto) imposed on or asserted against the properties, income or operations of the Company for all Pre-Closing Periods and the portion of any Overlap Period that ends on the Closing Date; provided, that the indemnification provided under the preceding clause (ii) shall not apply to Taxes which are not in excess of the Tax Reserve. The Buyer shall promptly give the Shareholders written notice of all Taxes, losses, costs, claims and expenses which the Buyer has reasonably determined may give rise to a right of indemnification under this Section 8.6, including a computation of the amount of the required indemnification with sufficient detail and particularity to enable the Shareholders to reasonably determine the amount of such required indemnification. The Buyer agrees to indemnify, defend and hold harmless the Shareholders against (i) all losses, costs, claims and expenses, including reasonable attorneys' fees and expenses, resulting from, arising out of, or incurred with respect to Taxes for all Post-Closing Periods, and (ii) all losses, claims and expenses, resulting from, arising out of, or incurred with respect to a breach of the Company's obligations pursuant to this Article 8.

     8.7 ESCROW ACCOUNT. Unless the Escrow Agreement provides otherwise, the Buyer and the Shareholders shall treat the Escrow Fund as a "contingent at closing escrow" for purposes of the regulations promulgated under Section 468B of the Code, the Buyer shall include any income earned on the Escrow Fund in the Buyer's taxable income, the Buyer shall timely pay all Taxes on such income, and the Buyer shall be promptly reimbursed from the Escrow Fund for the amount of such Taxes (including, before the final disposition of the Escrow proceeds, a reasonable estimate of any Taxes not yet due and payable by the Buyer with respect to such income).

                                   ARTICLE 9

                                   TERMINATION

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows, and in no other manner:

         9.1.1 by mutual consent of the Buyer, the Company and each of the Shareholders;

         9.1.2 by the Buyer, the Company or the Shareholders (acting together) if (i) any representation or warranty made herein for the benefit of such party (or in any certificate, Schedule or document furnished to such party pursuant to this Agreement) (A) qualified as to materiality is untrue in any respect or (B) not qualified as to materiality is untrue in any material respect; or (ii) any party shall have defaulted in any material respect in the performance of any obligation under this Agreement; provided, however, that as a condition to the right of a party to elect to terminate this Agreement pursuant to this Section 9.1.2, the party shall first provide prior written notice to the other parties specifying in reasonable detail the nature of such untrue item or default, and the other parties shall be entitled during the thirty (30) business day period after receipt of such notice (such period, the "Cure Period") to take any actions it may elect consistent with the terms of this Agreement such that such untrue item or default could reasonably be expected to be corrected by the expiration of such Cure Period;

         9.1.3 by either the Buyer or the Shareholders if any court of competent jurisdiction or other governmental agency shall have issued an order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or injunction or other action shall have become final and nonappealable;

         9.1.4 by the Buyer, the Company or the Shareholders (acting together) if the Closing has not occurred by October 31, 2000; provided, however, that the parties may not terminate this Agreement pursuant to this Section 9.1.4 if the Closing has not occurred by such date, by reason of the failure of any such party to perform in all material respects any of its obligations under this Agreement; or

         9.1.5 by the Buyer pursuant to Section 5.11.3.

     9.2 LIABILITY OF PARTIES. Upon termination pursuant Section 9.1.2 hereof due to an intentional misrepresentation or intentional breach of warranty or an intentional default, the party at fault shall reimburse the other parties for all legal, investment banking, accounting, and other out-of-pocket expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated hereby, and shall be liable for all other damages suffered by the other parties. Upon any other termination, no party shall have any liability or obligation under this Agreement (except to observe the confidentiality obligations of such party), and each party shall bear the expenses incurred by it.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be given,

                           If to the Buyer:

                           Penton Media, Inc.
                           1100 Superior Avenue
                           Cleveland, Ohio 44114
                           Facsimile:  (216) 931-9891

                           Attention:  Thomas L. Kemp, Chief Executive Officer

                           with copy to:

                           Jones, Day, Reavis & Pogue
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Facsimile:  (216) 579-0212

                           Attention:  Christopher M. Kelly, Esq.


                           If to the Shareholders:

                           First Conferences, Ltd.
                           Black Lion House
                           45 Whitechapel Road,
                           London, E1 1DU, UK
                           Fax: 44 (0)20 73 75 75 11

                           Attention:  Guy Grant


                           Richard Bowsher
                           191 Randall Street
                           San Francisco, California 94131


                           with a copy to:

                           Crosby, Heafey, Roach & May
                           Professional Corporation
                           Two Embarcadero Center, Suite 2000
                           San Francisco, California 94111
                           Facsimile:  (415) 391-8269

                           Attention: Carl J. Stoney, Jr., Esq.



                           If to Company prior to Closing:

                           128 10th Street, Top Floor
                           San Francisco, California 94103
                           Facsimile:  (415) 934-6991

                           Attention: Richard Bowsher


                           with a copy to:

                           Crosby, Heafey, Roach & May
                           Professional Corporation
                           Two Embarcadero Center, Suite 2000
                           San Francisco, California 94111
                           Facsimile:  (415) 391-8269

                           Attention: Carl J. Stoney, Jr., Esq.

or to such other address or facsimile number and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

     10.2 ASSIGNABILITY; PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as specifically referred to herein, this Agreement is for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any legal or equitable rights, remedies or claims under or by reason of this Agreement.

     10.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to principles of conflicts of laws.

     10.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart signed by the other party.

     10.5 PUBLICITY. Each of the parties agrees that it will not, nor will any of its respective affiliates, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except such disclosure as may be required by law or any listing or trading agreement concerning its publicly-traded securities. If any such disclosure is so required, such disclosure will not be made without a good faith effort to confer with the other parties to this Agreement in advance of, and with respect to the substance of, such disclosure.

     10.6 COMPLETE AGREEMENT. This Agreement, the exhibits hereto and the schedules and documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous negotiations, commitments and writings (other than the Confidentiality Agreement).

     10.7 AMENDMENTS AND WAIVERS. The parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any or documents delivered pursuant hereto; (iii) waive compliance with any of the covenants or agreements contained in this Agreement; or (iv) amend this Agreement, if and only, in the case of an extension or amendment, if such action is set forth in a written agreement signed by all parties, or, in the case of a waiver, if such waiver is signed by the party against whom the waiver is to be effective.

     10.8 EXPENSES. Except as specifically provided in this Agreement, each party shall bear the expenses incurred by it in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer shall be responsible for all fees incurred in connection with any filing made pursuant to the HSR Act.

     10.9 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.10 SEVERABILITY. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

     10.11 FURTHER ASSURANCES. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

     10.12 DISPUTE RESOLUTION. Any dispute arising out of or in any way relating to this Agreement shall be resolved in the City and County of San Francisco, California by arbitration through JAMS/Endispute, Inc., before a retired judge or justice of the California or federal courts. Such arbitration shall be commenced upon the written request of any party, and shall be conducted on a confidential basis. Without limiting any other powers of the arbitrator, the arbitrator shall have the authority of a judge pro tem of the California Superior Court, with the authority to issue any equitable orders, including any ex parte orders, deemed necessary or appropriate under the circumstances. Arbitration shall be conducted as a trial by the court applying the substantive and procedural law of the State of California (without regard to its conflict of law rules) with a written statement of decision, as provided under Section 632 of the Code of Civil Procedure. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. Both parties expressly submit and agree to the jurisdiction and venue as provided herein. The parties shall share equally the arbitrator's fees; however, the arbitrator may direct recovery of such costs by the prevailing party. In any such arbitration, and in any legal action in enforcement or appeal thereof, the prevailing party shall in the arbitrator's discretion be entitled to an award of reasonable attorneys' fees, commensurate with and in no event greater than the dollar amount of the order, award, or judgment rendered, in addition to any other relief granted.

                  (Remainder of page intentionally left blank.)

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                               THE COMPANY:

                               STREAMING MEDIA, INC, a California corporation


                               By____________________________________
                               Name:_________________________________
                               Title:__________________________________



                               THE SHAREHOLDERS:

                               FIRST CONFERENCES, LTD., a _________ corporation


                               By____________________________________
                               Name:_________________________________
                               Title:__________________________________


                               RICHARD BOWSHER


                               ------------------------------------




                               THE BUYER:


                               PENTON MEDIA, INC., a Delaware corporation


                               By____________________________________
                               Name:_________________________________
                               Title:__________________________________

                          EXHIBIT A - ESCROW AGREEMENT

                        EXHIBIT B - EMPLOYEE REWARD PLAN

                     EXHIBIT C - FORM OF BUYER LEGAL OPINION

            EXHIBIT D - FORM OF COMPANY AND SHAREHOLDER LEGAL OPINION

                                TABLE OF CONTENTS

                                                                                                             PAGE

ARTICLE 1             DEFINITIONS                                                                                1

ARTICLE 2             SALE OF SHARES; PURCHASE PRICES                                                            6

         2.1      Sale of Shares                                                                                 6

         2.2      Closing and Closing Date                                                                       6

         2.3      Purchase Price                                                                                 6

         2.4      Escrow                                                                                         7

         2.5      Contingent Payments                                                                            7

         2.6      Employee Reward Payments                                                                       9

         2.7      Net Working Capital Amount Adjustment                                                          9

                  2.7.1    Working Capital Statements                                                            9

                  2.7.2    Net Working Capital Amount; Post-Closing Adjustment                                  10

                  2.7.3    Disputes                                                                             10

         2.8      Payment of Indebtedness                                                                       11

         2.9      Working Capital                                                                               11

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF COMPANY                                                 11

         3.1      Organization of the Company                                                                   11

         3.2      Power and Authority                                                                           11

         3.3      Capitalization                                                                                12

         3.4      Financial Statements                                                                          12

         3.5      Undisclosed Liabilities                                                                       13

         3.6      Absence of Certain Changes or Events                                                          13

         3.7      Title                                                                                         15

                  3.7.1    Title to Personal Property                                                           15

                  3.7.2    Title to Real Property                                                               15

                  3.7.3    Permitted Liens                                                                      16

         3.8      Material Contracts                                                                            16

         3.9      Intellectual Property                                                                         17

                  3.9.1    Definitions                                                                          17

         3.10     Litigation                                                                                    21

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                             PAGE

         3.11     Compliance with Law; Governmental Approvals                                                   21

         3.12     Employee Benefit Plans                                                                        21

         3.13     Environmental Matters                                                                         23

         3.14     Taxes                                                                                         23

         3.15     Insurance                                                                                     25

         3.16     Labor Relations and Employment                                                                25

         3.17     Brokers or Finders                                                                            25

         3.18     Officers and Directors                                                                        25

         3.19     HSR Act                                                                                       25

         3.20     Disclosure                                                                                    25

         3.21     Disclaimer of Other Representations and Warranties                                            25

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF BUYER                                                   26

         4.1      Organization of the Buyer                                                                     26

         4.2      Power and Authority                                                                           26

         4.3      Funding                                                                                       27

         4.4      Actions and Proceedings                                                                       27

         4.5      Investment Representations; Business Investigation                                            27

         4.6      Disclosure                                                                                    27

         4.7      Disclaimer of Other Representations and Warranties                                            27

ARTICLE 5             CERTAIN UNDERSTANDINGS AND AGREEMENTS                                                     27

         5.1      Conduct of Business                                                                           27

         5.2      Exclusive Dealing                                                                             28

         5.3      Pre-Closing Access to Properties and Records; Confidentiality                                 28

         5.4      Reasonable Efforts                                                                            29

         5.5      Resignations                                                                                  29

         5.6      Post-Closing Payments from FCL                                                                29

         5.7      Use of Name                                                                                   29

         5.8      Employee Reward Arrangements                                                                  29

         5.9      Release                                                                                       30

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                             PAGE

         5.10     Non-Competition Agreement                                                                     30

         5.11     Due Diligence Investigation                                                                   31

                  5.11.1   Lack of Information                                                                  31

                  5.11.2   Access to Records and Properties                                                     32

                  5.11.3   Right to Terminate                                                                   32

ARTICLE 6             CONDITIONS TO THE PURCHASE                                                                32

         6.1      Conditions to Obligations of Each Party to Effect the Purchase                                32

         6.2      Additional Conditions to Obligations of the Shareholders                                      32

                  6.2.1    Representations and Warranties                                                       32

                  6.2.2    Agreements and Covenants                                                             33

                  6.2.3    Legal Opinion                                                                        33

                  6.2.4    Secretary's Certificate                                                              33

         6.3      Additional Conditions to the Obligations of the Buyer                                         33

                  6.3.1    Representations and Warranties                                                       33

                  6.3.2    Agreements and Covenants                                                             33

                  6.3.3    Legal Opinion                                                                        34

                  6.3.4    Board Approval                                                                       34

                  6.3.5    Secretary's Certificate                                                              34

                  6.3.6    Due Diligence                                                                        34

                  6.3.7    Other Deliverables                                                                   34

ARTICLE 7             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, ETC.              34

         7.1      Survival of Representations and Warranties                                                    34

         7.2      The Shareholders Agreement to Indemnify                                                       35

         7.3      Escrow Arrangement                                                                            35

         7.4      The Buyer's Agreement to Indemnify                                                            36

         7.5      Third Party Claims                                                                            36

         7.6      Setoff                                                                                        37

         7.7      Exclusive Remedy                                                                              37

ARTICLE 8             TAX MATTERS                                                                               38

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                             PAGE

         8.1      Tax Returns                                                                                   38

                  8.1.1    Tax Periods Ending on or Before the Closing Date                                     38

                  8.1.2    Overlap Period                                                                       38

                  8.1.3    Disputes                                                                             39

         8.2      Refunds; Overpayments                                                                         39

         8.3      Cooperation, Audits                                                                           39

         8.4      Controversies                                                                                 39

         8.5      Amended Returns                                                                               41

         8.6      Indemnification                                                                               41

         8.7      Escrow Account                                                                                41

Article 9             TERMINATION                                                                               42

         9.1      Termination                                                                                   42

         9.2      Liability of Parties                                                                          42

Article 10            MISCELLANEOUS                                                                             43

         10.1     Notices                                                                                       43

         10.2     Assignability; Parties in Interest                                                            44

         10.3     Governing Law                                                                                 44

         10.4     Counterparts                                                                                  44

         10.5     Publicity                                                                                     45

         10.6     Complete Agreement                                                                            45

         10.7     Amendments and Waivers                                                                        45

         10.8     Expenses                                                                                      45

         10.9     Interpretation                                                                                45

         10.10    Severability                                                                                  45

         10.11    Further Assurances                                                                            45

         10.12    Dispute Resolution                                                                            46

EXHIBITS

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                             PAGE

Exhibit A - Escrow Agreement
Exhibit B - Employee Reward Plan
Exhibit C - Form of Buyer Legal Opinion
Exhibit D - Form of Company and Shareholder Legal Opinion